Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ICOS Corporation

The Board of Managers

Lilly ICOS LLC:

We consent to the use of our reports dated March 9, 2005, with respect to the consolidated balance sheets of ICOS Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting of ICOS Corporation as of December 31, 2004, and the effectiveness of internal control over financial reporting of ICOS Corporation as of December 31, 2004, and our report dated March 9, 2005, with respect to the balance sheets of Lilly ICOS LLC as of December 31, 2004 and 2003, and the related statements of operations, members’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington

September 26, 2005